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                                                                       EXHIBIT 5

                   [SHUMAKER, LOOP & KENDRICK, LLP LETTERHEAD]


                               September 13, 2004


George L. Chapman
Chairman of the Board and
Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604


                  Re:      HEALTH CARE REIT, INC.
                           6.0% Notes due November 15, 2013


Dear Mr. Chapman:

                  We have acted as counsel to Health Care REIT, Inc. (the "Company") in connection with the issuance and sale of the $50,000,000 6.0% Notes due November 15, 2013 (the "Notes"), pursuant to a prospectus supplement dated September 9, 2004 (the "Prospectus Supplement") to the prospectus dated August 4, 2003, as amended (the "Prospectus"), included in the Company's registration statement on Form S-3, as amended (File No. 333-107280), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                  In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render an opinion herein set forth.

                  Based upon the foregoing, it is our opinion that the Notes will be, when issued and sold in the manner set forth in the Prospectus Supplement and the accompanying Prospectus, legally and validly issued and fully paid and nonassessable.

                  The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Company's Form 8-K to filed with the Securities and Exchange Commission on September 13, 2004.

                         Very truly yours,

                         SHUMAKER, LOOP & KENDRICK, LLP

                         By:      /s/ Shumaker, Loop & Kendrick, LLP